CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 4, 2002, relating to the financial statements and financial highlights which appears in the December 31, 2001 Annual Report to Shareholders of the Strong Balanced Fund (a series of Strong Balanced Fund, Inc.) and Strong Balanced Asset Fund (f/k/n/a Strong Balanced Stock Fund, a series of Strong Balanced Stock Fund, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in such Registration Statement.


PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
November 8, 2002